Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Second Quarter 2013 Results

Record Revenues Totaling $1.2 Billion
Operating Income Grew 12%
$11 Billion of Contracted Revenue Backlog
Ordered ENSCO DS-10 Ultra-Deepwater Drillship and ENSCO 110 Premium Jackup
Hosted Naming Ceremony for ENSCO DS-7 in South Korea
LONDON--(BUSINESS WIRE)--Ensco plc (NYSE: ESV) reported diluted earnings per share from continuing operations of $1.55 in second quarter 2013, compared to $1.45 per share in second quarter 2012. Discontinued operations primarily related to rigs and other assets no longer on the Company's balance sheet resulted in a gain of $0.02 per share a year ago. Diluted earnings per share increased to $1.55 from $1.47 in second quarter 2012.
Chairman, President and Chief Executive Officer Dan Rabun stated, “We continue to see strong, broad-based customer demand given the steady pace of new discoveries that must be appraised and developed. Based on our positive outlook, we recently ordered our eighth Samsung DP3 drillship, ENSCO DS-10, and our seventh Keppel FELS B Class jackup, ENSCO 110.”
Mr. Rabun added, “These new assets reinforce our fleet standardization strategy that provides customers consistently high levels of operational excellence.”
Revenues grew 17% to a record $1.248 billion in second quarter 2013 from $1.071 billion a year ago. Operating income grew 12% to $452 million and earnings increased $20 million to a record $361 million. The addition of ENSCO 8506 and ENSCO DS-6 to the active fleet as well as a full quarter of operations for ENSCO 8505 drove these increases. The average day rate for the fleet increased $36,000 year to year to $228,000.
Contract drilling expense was $607 million, up from $494 million in second quarter 2012. This increase was primarily due to adding new floaters to the active fleet as well as a previously anticipated increase in labor costs.
Depreciation expense was $153 million compared to $136 million a year ago. The $17 million increase was mostly due to a growing active fleet. General and administrative expense was $36 million in second quarter 2013, equal to second quarter 2012.
Interest expense in second quarter 2013 was $44 million, net of $13 million of interest that was capitalized, compared to interest expense of $30 million in second quarter 2012, net of $28 million of interest that was capitalized.

Segment Highlights

Floaters
Floater revenues were $823 million in second quarter 2013, up 22% from $673 million a year ago, primarily due to the commencement of ENSCO 8506 and ENSCO DS-6 as well as a full quarter of operations for ENSCO 8505. The average day rate increased to $399,000 from $352,000 in second quarter 2012. Utilization declined to 86% from 92% a year ago mostly due to a planned shipyard project for ENSCO 5005 initiated during first quarter 2013 to significantly increase the capabilities of the rig. ENSCO 5005 operated during second quarter 2012.
Floater contract drilling expense was $377 million in second quarter 2013, up from $293 million in second quarter 2012. A growing active floater fleet contributed to this increase along with an increase in labor costs as expected. In second quarter 2012, $22 million of favorable settlements reduced contract drilling expense as previously reported.

Jackups
Jackup revenues grew 7% to $404 million, up from $377 million a year ago. The increase was mostly due to a $17,000 increase in the average day rate to $122,000, driven by strong customer demand around the world. Utilization was 83% compared to 90% a year ago. A total of nine jackup rigs had planned shipyard time during second quarter 2013 compared to three in second quarter 2012. Contract drilling expense increased $29 million to $214 million, due in part to an increase in labor costs.

Other
Other is composed of managed drilling rig operations. Revenues decreased to $20 million from $21 million in second quarter 2012. Contract drilling expense was $16 million, unchanged from a year ago.

	Second Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	2013	2012	Chg

Revenues	823.4	673.2	22%	404.4	376.6	7%	20.3	21.3	(5)%	—	—	1,248.1	1,071.1	17%
Operating expenses
Contract drilling	377.2	293.4	29%	213.6	184.8	16%	16.0	15.8	1%	—	—	606.8	494.0	23%
Depreciation	110.9	93.0	19%	40.4	41.4	(2)%	—	—	—%	1.6	1.9	152.9	136.3	12%
General and admin.	—	—	—%	—	—	—%	—	—	—%	36.4	35.5	36.4	35.5	3%
Operating income (loss)	335.3	286.8	17%	150.4	150.4	—%	4.3	5.5	(22)%	(38.0)	(37.4)	452.0	405.3	12%

Strong Financial Position - 30 June 2013
Ensco maintained a strong financial position:

•	$11 billion of contracted revenue backlog excluding bonus opportunities

•	Long-term debt-to-capital ratio of 28%

•	Fully available $2 billion revolving credit facility

•	$490 million of cash and cash equivalents

EVP and Chief Financial Officer Jay Swent commented, “During the second quarter, we hosted the naming ceremony for ENSCO DS-7 that will join our active fleet later this year. In addition, we ordered two more rigs during the second quarter and now have eight rigs under construction that will provide future earnings growth.”

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Tuesday, 30 July 2013, to discuss second quarter 2013 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 652-5200 from within the United States and +1 (412) 317-6060 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.

A replay of the conference call will be available by telephone one hour after the completion of the call through 16 August 2013 by dialing (877) 344-7529 or, if calling from outside the U.S. +1 (412) 317-0088 (conference ID 10030094). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 25 years, the company has focused on operating safely and exceeding customer expectations. Ensco is ranked #1 for total customer satisfaction with top honors in 10 separate categories in the most recent annual survey by EnergyPoint Research. Operating the world's newest ultra-deepwater fleet and largest fleet of active premium jackups, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, effective tax rate, day rates and backlog; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC's website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

OPERATING REVENUES	$1,248.1	$1,071.1	$2,398.0	$2,091.7

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	606.8	494.0	1,167.6	996.2
Depreciation	152.9	136.3	301.9	272.3
General and administrative	36.4	35.5	74.2	73.7
	796.1	665.8	1,543.7	1,342.2

OPERATING INCOME	452.0	405.3	854.3	749.5

OTHER INCOME (EXPENSE)
Interest income	4.7	5.8	8.0	11.7
Interest expense, net	(44.2)	(30.0)	(83.4)	(64.6)
Other, net	(.3)	(.5)	5.8	1.5
	(39.8)	(24.7)	(69.6)	(51.4)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	412.2	380.6	784.7	698.1

PROVISION FOR INCOME TAXES	49.6	43.4	101.3	80.4

INCOME FROM CONTINUING OPERATIONS	362.6	337.2	683.4	617.7

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET	—	5.5	(.9)	(7.6)

NET INCOME	362.6	342.7	682.5	610.1

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1.7)	(1.4)	(4.5)	(3.4)

NET INCOME ATTRIBUTABLE TO ENSCO	$360.9	$341.3	$678.0	$606.7

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing Operations	$1.55	$1.45	$2.91	$2.65
Discontinued Operations	—	0.02	—	(0.03)
	$1.55	$1.47	$2.91	$2.62

NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$357.0	$337.8	$670.8	$600.5

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	230.8	229.2	230.6	229.0
Diluted	231.0	229.4	230.8	229.3

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$489.8	$487.1
Accounts receivable, net	902.1	811.4
Other	391.6	425.4
Total current assets	1,783.5	1,723.9

PROPERTY AND EQUIPMENT, NET	13,390.5	13,145.6

GOODWILL	3,274.0	3,274.0

OTHER ASSETS, NET	358.6	421.8

	$18,806.6	$18,565.3

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$813.8	$942.2
Current maturities of long-term debt	47.5	47.5
Total current liabilities	861.3	989.7

LONG-TERM DEBT	4,758.7	4,798.4

DEFERRED INCOME TAXES	338.5	351.7

OTHER LIABILITIES	530.3	573.4

TOTAL EQUITY	12,317.8	11,852.1

	$18,806.6	$18,565.3

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Six Months Ended
	June 30,
	2013	2012

OPERATING ACTIVITIES
Net income	$682.5	$610.1
Adjustments to reconcile net income to net cash provided by operating activities:
Discontinued operations, net	.9	7.6
Depreciation expense	301.9	272.3
Other	(10.6)	20.0
Changes in operating assets and liabilities	(190.5)	106.0
Net cash provided by operating activities of continuing operations	784.2	1,016.0

INVESTING ACTIVITIES
Additions to property and equipment	(598.6)	(1,047.1)
Maturities of short-term investments	50.0	4.5
Other	1.4	2.6
Net cash used in investing activities of continuing operations	(547.2)	(1,040.0)

FINANCING ACTIVITIES
Cash dividends paid	(233.3)	(173.8)
Reduction of long-term borrowings	(23.7)	(23.7)
Proceeds from exercise of share options	22.0	14.4
Commercial paper borrowings, net	—	(102.9)
Reimbursement of equity issuance cost	—	66.7
Other	(14.2)	(11.0)
Net cash used in financing activities	(249.2)	(230.3)

DISCONTINUED OPERATIONS
Operating activities	.2	(5.4)
Investing activities	15.5	54.5
Net cash provided by discontinued operations	15.7	49.1

Effect of exchange rate changes on cash and cash equivalents	(.8)	1.2

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2.7	(204.0)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	487.1	430.7

CASH AND CASH EQUIVALENTS, END OF PERIOD	$489.8	$226.7

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Second Quarter		First Quarter
	2013	2012	2013

Rig Utilization(1)

Floaters	86%	92%	83%
Jackups	83%	90%	88%

Total	84%	90%	86%

Average Day Rates(2)

Floaters	$399,316	$351,963	$379,801
Jackups	122,083	105,356	117,268

Total	$228,017	$191,663	$209,824

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Contacts
Ensco plc
Investor Contacts:
Sean O'Neill, 713-430-4607
Vice President - Investor Relations and Communications

or
Nick Georgas, 713-430-4490
Manager - Investor Relations

or
Media Contact:
Alice Brink, 713-430-4658
Manager - Communications